Exhibit 4.18

LOAN PURCHASE AND ASSIGNMENT AGREEMENT

Loan Purchase and Assignment Agreement dated October 4, 2024 made among Jason Barnard and Christina Barnard (collectively, “Barnard”), Denison Mines Corp. (the “Purchaser”) and Foremost Lithium Clean Energy Ltd. (the “Debtor” and together with Barnard and the Purchaser, the “Parties”).

WHEREAS:

In connection with the Option Agreement, the Parties hereto are required to enter into this Agreement providing for the terms and conditions upon which Barnard shall grant to the Purchaser the Purchase Option (as defined below).

NOW THEREFORE in consideration of the mutual covenants and agreements in this Agreement, Parties agree as follows:

Section 1 Defined Terms.

All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in Schedule “A” hereto.

Section 2 Purchase Option

(a)

If any amounts under the Loan Agreement remain outstanding following the expiry of the twelve (12) month period following the Effective Date, Purchaser shall have the option (the “Purchase Option”), subject to the terms of this Agreement, to purchase from Barnard the Loan Obligations then outstanding, together with all other rights and obligations of Barnard under the Loan Documents (the “Purchased Obligations”), at the face value of the Loan Obligations then outstanding, payable in common shares in the capital of the Purchaser at the VWAP thereof on the date notice of such election to exercise the Purchase Option is provided to Barnard and the Debtor.

(b)

The Purchaser shall have 30 days from the one-year anniversary of the Effective Date to deliver notice to Barnard and the Debtor of its election to exercise the Purchase Option (an “Option Exercise Notice”). If the Purchaser fails to provide an Option Exercise Notice within 30 days from the one-year anniversary of the Effective Date or, in the alternative, the Purchaser provides written notice of its intention not to exercise the Purchase Option, the Purchase Option shall expire and the Loan Obligations shall be repaid by the Debtor to Barnard in accordance with Section 6 of the Loan Agreement.

(c)

If the Purchaser provides an Option Exercise Notice within 30 days from the one-year anniversary of the Effective Date, the Purchaser, the Debtor and Barnard shall use commercially responsible efforts to complete the purchase of the Purchased Obligations in a timely manner, but in any event within 60 days from the one-year anniversary of the Effective Date, failing which the Purchase Option shall be deemed expired and the Loan Obligations shall be repaid by the Debtor to Barnard in accordance with Section 6 of the Loan Agreement. Notwithstanding the foregoing, in the event that the Purchaser is ready, willing, and able to close within such 60-day period but is prevented from completing the Purchase Option due to a delay by, or the action or inaction of, any of the Debtor and/or Barnard, such 60-day period shall be extended until such time as the Purchase Option is completed.

Section 3 Assignment of Loan Documents.

(a)	If the purchase of the Purchased Obligations is completed in accordance with Section 2(c):

(i)	Barnard hereby grants, transfers and assigns to Purchaser all of its right, title and interest in and to the Loan Documents;

(ii)

the Purchaser will assume in place and stead of Barnard all of its obligations and liabilities under the Loan Documents and agrees to perform all the terms, conditions and agreements on its part to be performed as lender under the Loan Documents;

(iii)	for certainty, the maturity date of the Loan Agreement will automatically be extended for one full year from the date of purchase; and

(iv)

for certainty, the Loan Agreement and the related security shall not attach to or encumber the Excluded Collateral (and Purchaser shall execute a no interest letter in like form to the No Interest Letter to that effect).

Section 4 Covenants of Debtor

(a)	The Debtor shall not incur any additional indebtedness for borrowed money unless:

(i)	such indebtedness for borrowed money is subordinate in priority to the loan made pursuant to the Loan Agreement and the General Security Agreement;

(ii)

any security associated with such subordinate indebtedness for borrowed money shall not, without Purchaser’s prior written consent, in its sole discretion, encumber or otherwise claim or assert any rights with respect to the Excluded Collateral; and

(iii)	the lender(s) in any such transactions execute and deliver to the Debtor and Purchaser a no interest letter substantially similar to the No Interest Letter; and

(b)	the Debtor shall not re-borrow on the loan pursuant to the Loan Agreement, without Purchaser’s prior written consent, in its sole discretion;

provided that, the foregoing restrictions set forth in paragraph Section 4(a) shall not apply if any of the following shall occur:

(x)    the Purchaser fails to provide an Option Exercise Notice or, in the alternative, the Purchaser provides written notice of its intention not to exercise the Purchase Option, in either case within 30 days from the one-year anniversary of the Effective Date;

(y)    the Purchaser, the Debtor and Barnard fail to use commercially responsible efforts to complete the purchase of the Purchased Obligations in a timely manner, in accordance with and subject to Section 2(c); or

(z)	the purchase by the Purchaser of the Purchased Obligations from Barnard is completed.

Section 5 Notice.

Any notice required or permitted to be given to any of the Parties to this Agreement will be in writing and may be given by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other Parties and any such notice will be deemed to have been given and received by the party to whom it was addressed on successful transmission, or, if delivered, on delivery.

Section 6 Further Assurances.

Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as any other party may reasonably require from time to time for the purpose of giving effect to this Agreement.

Section 7 Amendments.

This Agreement may only be amended in writing with the mutual consent of all Parties.

Section 8 Enurement.

This Agreement shall enure to the benefit of and be binding upon the Parties to this Agreement and their respective successors and assigns.

Section 9 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 10 Counterparts.

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DENISON MINES CORP.

By:	(signed) David Cates
Name:	David Cates
Title:	President & CEO

FOREMOST CLEAN ENERGY LTD.

By:	(signed) Douglas Mason
Name:	Douglas Mason
Title:	Chairman

(signed) “Jason Barnard”
WITNESS:	JASON BARNARD

(signed) “Christina Barnard”
WITNESS:	CHRISTINA BARNARD

 SCHEDULE “A”

DEFINED TERMS

“Agreement” means, this loan purchase and assignment agreement dated the Effective Date, as amended, restated, supplemented or otherwise modified from time to time.

“Effective Date” means October 4, 2024.

“Excluded Collateral” means the Assets (as defined in the No Interest Letter), which includes, without limitation, the Properties and the Property Interests (each as defined in the Option Agreement).

“General Security Agreement” the amended and restated general security agreement dated the Effective Date, between the Debtor and Barnard, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Agreement” means the Third Amended Promissory Note dated the Effective Date, issued by the Debtor, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” means collectively, the Loan Agreement and the General Security Agreement.

“Loan Obligations” means, collectively, the balance of the Loan Agreement, together with all interest accrued thereon owing to Barnard under the Loan Agreement.

“No Interest Letter” means the no interest letter dated October 4, 2024 provided by Barnard in favour of the Purchaser and the Debtor.

“Option Agreement” means the option agreement dated September 23, 2024 between Denison Mines Corp. and Foremost Lithium Resource & Technology Ltd., as amended, restated, supplemented or otherwise modified from time to time.

“VWAP” means the volume-weighted average trading price of the applicable securities on the exchange with the greatest trading volume of such securities during the 10-trading-day period immediately preceding the date of determination.